Exhibit 8.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES

	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
June 6, 2008	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Shanghai
China Sunergy Co., Ltd.	Madrid	Silicon Valley
No. 123 Focheng West Road	Milan	Singapore
Jiangning Economic & Technical Development Zone	Moscow	Tokyo
Nanjing, Jiangsu 211100, People’s Republic of China	Munich	Washington, D.C.

File No. 041561-0004

Ladies and Gentlemen:

We have acted as special U.S. counsel to China Sunergy Co., Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the registration of certain securities (“Securities”) of the Company on Form F-3, dated  June  6, 2008, which incorporates by reference the Company’s Form 20-F, dated  June  6, 2008 (collectively, the “Registration Statement”).

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement. In addition, in our capacity as counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. In our examination, we have assumed the accuracy of all information provided to us.

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that the statements in the Registration Statement under the caption “Taxation—United States Federal Income Taxation,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not discussed herein.

We are opining herein as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any other matters of municipal law or the laws of any local agencies within any state.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion.

June  6, 2008

This letter is furnished only to you and is solely for your benefit in connection with the transaction described herein. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose (including any person, firm or other entity that acquires Securities from you), without our prior written consent, which may be granted or withheld in our sole discretion.

                    Very truly yours,

                    /s/ Latham & Watkins LLP